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                                                                   Exhibit 10.13

                            STERLING COMMERCE, INC.

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                    --------------------------------------

                                   PREAMBLE
                                   --------


The purpose of this Supplemental Executive Retirement Plan is to continue the benefits accrued for Warner C. Blow under the Informatics General Corporation Supplemental Executive Retirement Plan II (the "Prior Plan"). This Plan amends and supersedes, effective as of January 1, 1997, the Prior Plan in its entirety with respect to the Prior Plan benefits of Warner C. Blow.


                                   SECTION I
                                   ---------

                                  Definitions
                                  -----------

1.1    "Basic Plan Benefit" has the meaning set forth in Section 3.1.

1.2 "Change in Control Agreement" means the Change in Control and Severance Agreement between the Company and the Participant, effective February 12, 1996, as well as any amendments made to such agreement.

1.3 "Code" means the Internal Revenue Code of 1986, as may be amended from time to time.

1.4 "Committee" means the Executive Committee of the Board of Directors of the Company (excluding, however, the Participant), which has been given authority by the Board of Directors to administer this Plan.

1.5    "Company" means Sterling Commerce, Inc., a Delaware corporation.

1.6 "CPI" means the Consumer Price Index or appropriate equivalent index as determined by the Committee.

1.7 "Earnings" means base salary payable plus cash incentive compensation payable for a calendar year, but excluding all incentive cash compensation in excess of 50% of base salary in the calendar year in which such incentive awards are received by the Participant or, if the Participant elects to defer receipt of all or part of such incentive awards pursuant to the Company's Deferred Compensation Plan or otherwise, in the calendar year in which such incentive awards first would have been otherwise received by the Participant, all such amounts averaged over the highest consecutive three calendar years of Service. Notwithstanding any provision contained herein, the limitation for recognition of incentive cash compensation as "Earnings" contained in the previous sentence shall be applied to the Participant's base salary for his last full calendar year of Service in

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       determining such limitation with respect to the Participant's incentive compensation for his last full calendar year of Service. Salary deferred by the election of the Participant pursuant to the Company's Deferred Compensation Plan or otherwise shall be included in Earnings in the calendar year for which such salary relates (i.e., the year in which the related services are performed), cash incentive compensation so deferred shall be included in Earnings in the calendar year in which, but for such deferral, such incentive compensation first would have been received, and deferred compensation (both salary and incentive compensation) that is included in Earnings pursuant to this sentence shall not be included in Earnings when it is later actually received by the Participant. For example, annual incentive cash compensation is earned in calendar year 1995 in the amount of $80,000 and is paid in calendar year 1996. The $80,000 paid in 1996 is compared to a $120,000 1996 base salary. Since $80,000 is greater than $60,000 (50% of 1996 base salary) only $60,000 of the award will be used towards Earnings for 1995 under the Plan. The Earnings for 1995 would be the same even if the Participant deferred receipt of all or a portion of the $80,000 or $120,000 until some time after 1996. As used herein, "monthly Earnings" means one-twelfth of Earnings.

1.8 "Informatics Plan" means the Informatics General Corporation Retirement Plan II, a terminated money purchase pension plan.

1.9    "Participant" means Warner C. Blow.

1.10 "Plan" means the Sterling Commerce, Inc. Supplemental Executive Retirement Plan.

1.11 "Retirement" means the termination of the Participant's employment with the Company on one of the retirement dates specified in Section 2.1.

1.12 "Service" means the Participant's months of service from September 30, 1974, his date of hire by Informatics General Corporation, to Retirement. Such service will include without duplication periods of employment with Informatics General Corporation; Sterling Software, Inc.; the Company; and any of their subsidiaries, affiliates, or successors. If the Participant becomes disabled and is receiving long-term disability benefits from the Company's Long-Term Disability Plan, such period shall be considered Service under this Plan.

1.13 "Severance Agreement" means the Severance Agreement between the Company and the Participant, dated February 12, 1996, as well as any amendments made to such agreement.

1.14 "Surviving Spouse" means the Participant's spouse married to him for at least one year prior to the earlier of the Participant's death or Retirement.

1.15 The singular may include the plural, unless the context clearly indicates the contrary.

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                                   SECTION II
                                   ----------

                            Eligibility for Benefits
                            ------------------------


2.1 Subject to Section IV of this Plan, the Participant is eligible to retire and receive a benefit under this Plan beginning on one of the following dates.

       (a) "Normal Retirement Date," which is the first day of the month following the month in which the Participant reaches age 65.

       (b) "Early Retirement Date," which is the first day of any month hereafter before the Normal Retirement Date or Disability Retirement Date.

       (c) "Postponed Retirement Date," with the Committee's consent, which is the first day of the month following the Participant's Normal Retirement Date in which the Participant terminates employment with the Company.

       (d) "Disability Retirement Date," which is the first day of the month in which the Participant begins receiving a long-term disability benefit from the Company's Long-Term Disability Plan.

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

                                  SECTION III
                                  -----------

                               Amount of Benefit
                               -----------------


3.1 The monthly retirement benefit payable to the Participant if he retires at his Normal Retirement Date or his Postponed Retirement Date under the Plan will equal the lesser of (i) or (ii), where

       (i)  is equal to 1/6 of 1% times Service times monthly Earnings; and

       (ii) is equal to 50% of monthly Earnings less the Basic Plan Benefit (as hereinafter defined).

       For purposes of the Plan, the term "Basic Plan Benefit" means the monthly annuity payment (as hereinafter determined), payable (x) in the form of a 50% joint and survivor annuity to the Participant if he has a Surviving Spouse at the Normal Retirement Date or Postponed Retirement Date; or (y) if the Participant does not have a Surviving Spouse at such time, in the form of a single life annuity, that could be provided by the sum of:

       (a) $241,425 (which is equal to the accumulation with interest of 3% of Compensation for each calendar year of the Participant's Service beginning with the calendar year in which he first participated in the Informatics Plan and ending on December 31, 1995), together with interest on such amount at the Applicable Rate (as hereinafter defined) from January 1, 1996 to the later of the Participant's Normal Retirement Date or his Postponed Retirement Date; and

       (b) with respect to each calendar year of the Participant's Service after December 31, 1995, the accumulation (with interest thereon at the Applicable Rate) of 3% of Compensation for each such calendar year to the later of the Participant's Normal Retirement Date or his Postponed Retirement Date.

       For purposes of this Section, (1) the term "Applicable Rate" means an annual rate of interest equal to 5%; (2) the term "Compensation" means the Participant's taxable wages as reported on Form W-2 up to any limit under Section 401(a)(17) of the Code or any successor provision; and (3) all annuity amounts will be determined by using the annual rate of interest on 30-year Treasury securities for the month of November preceding the calendar year in which benefit payments begin and the applicable mortality table as prescribed by the Secretary of the Treasury under Section 417(e)(3) of the Code or any successor provision.

3.2 The monthly benefit payable to the Participant if he retires on an Early Retirement Date will equal the benefit determined in Section 3.1, except that the benefit described in Section 3.1(ii) will be multiplied by a fraction, the numerator of which is Service as of his

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       Early Retirement Date and the denominator of which is his Service projected to his Normal Retirement Date. For example, if the Participant was 35 when hired and retired early at age 55, his annual benefit would be determined as the lessor of (i) or (ii), where

       (i) is equal to 1/6 of 1% times Service at Early Retirement Date times monthly Earnings at Early Retirement Date; and

       (ii) is equal to 33-1/3% of monthly Earnings less the Basic Plan Benefit;

       where 33-1/3% is equal to 50% multiplied by the fraction 240/360; and where 240 is his Service to age 55 and 360 is the service he would have had if he had continued to work to age 65, his Normal Retirement Date. The monthly benefit determined under this Section 3.2 will become payable on the Participant's Normal Retirement Date. For purposes of determining the Basic Plan Benefit under this section, all amounts to be determined under paragraphs (a) and (b) of Section 3.1 shall be determined as of the Participant's Early Retirement Date. At the Committee's discretion, payments may begin any time after the Participant's Early Retirement Date and prior to his Normal Retirement Date and such monthly benefit shall be actuarially reduced based on the interest and mortality assumptions contained in clause (3) of the last sentence of Section 3.1.

3.3 The monthly benefit payable at a Postponed Retirement Date, will be equal to the monthly benefit determined in accordance with Section 3.1 based on Service, Earnings, and the Participant's Basic Plan Benefit, as of the Participant's Postponed Retirement Date.

3.4 If the Participant becomes disabled and if he receives long-term disability benefits from the Company's Long-Term Disability Plan, the monthly benefit payable at Normal Retirement Date to the Participant under this Plan will be equal to the monthly benefit determined in accordance with Section 3.1 based on Service to Normal Retirement Date and Earnings and the Participant's Basic Plan Benefit as of the Participant's date of disability.

3.5 The monthly benefit payable at a Disability Retirement Date, will be equal to 66-2/3% of the Participant's monthly Earnings as of his Disability Retirement Date, in excess of $7,500. Such benefit, payable monthly, shall commence on the date the Participant begins receiving a long-term disability benefit from the Company's Long-Term Disability Plan and will be payable as long as the Participant continues to receive a long-term disability benefit from such plan. Benefits from this Plan, payable as a result of a disability, will stop when benefits from the Long-Term Disability Plan cease. At age 65, benefits will commence in accordance with Section 3.4.

3.6 The benefits payable under the Plan, as determined in accordance with the appropriate preceding section of this Section III, except those determined in accordance with Section 3.5, will be payable in equal monthly installments, adjusted if appropriate as provided in

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       Section 3.7, during the Participant's lifetime with benefits ceasing upon the Participant's death; however, if, at the time of the Participant's death, he has a Surviving Spouse, such Surviving Spouse shall receive a benefit equal to 50% of the Participant's benefit as so adjusted, commencing on the first day of the month following the later of the month in which the surviving Spouse reaches age 55 or the month in which the Participant dies with such payments continuing to the death of the Surviving Spouse.

3.7 Any benefits payable hereunder, except those determined in Section 3.5, shall be adjusted upward annually, effective each March 1, beginning with the March 1 occurring at least 12 months after entitlement to benefit payments first occurs, to the extent that the CPI for the preceding calendar year exceeds a 5% increase from the next preceding calendar year.

       Any benefits payable hereunder shall be adjusted downward annually, effective each March 1, beginning with the March 1 occurring at least 12 months after entitlement to benefit payments first occurs, to the extent that any decrease in the CPI for the preceding calendar year over the CPI for the next preceding calendar year exceeds 5%; provided, however, that, in no event shall the Participant's monthly benefit be less than the monthly benefit paid to him during the first month after entitlement to benefit payments first occurs.

3.8 To the extent that the Participant's employment is terminated in a manner that entitles him to severance benefits under the provisions of the Severance Agreement, (a) his benefit under this Plan shall be calculated by giving the Participant credit as Service the number of months for which the Participant is entitled to severance benefits pursuant to the terms of the Severance Agreement; and (b) any severance benefits to which the Participant is entitled pursuant to the terms of the Severance Agreement shall not be included in the calculation of "Earnings."

3.9 In the event of a Change in Control (as hereinafter defined), the following provisions shall apply to the Participant's benefit under this
       Plan:

       (a) his monthly benefit shall be calculated by (i) giving the Participant credit as Service the number of months for which the Participant is or would be entitled to severance benefits upon termination of his employment following a Change in Control pursuant to the terms of the Change in Control Agreement and (ii) giving the Participant credit for Earnings during each such year of Service at the rate of Earnings in effect for the year in which the Change in Control occurred;

       (b) except as provided in paragraph (a) above, no benefits to which the Participant is entitled as a result of termination of his employment following a Change in Control pursuant to the terms of the Change in Control Agreement shall be included in Earnings;

       (c) the present value of his benefit at the time of the Change in Control (determined

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           by using his Service, Earnings and Basic Plan Benefit as of such date
           (including any adjustments required under paragraphs (a) and/or (b) above) and the interest and mortality assumptions contained in clause
           (3) of the last sentence of Section 3.1) shall be paid to the Participant in a single lump sum payment on the first day of the month following the Change in Control; and

       (d) a Gross-Up Payment (as defined in the Change in Control Agreement) with respect to any portion of the payment required under paragraph
           (c) of this Section 3.9 that is determined to be subject to Excise Tax (as defined in the Change in Control Agreement) shall be paid to the Participant in a single lump sum payment on the first day of the third month following the occurrence of the Change in Control, but only to the extent that the payment required under such paragraph (c) is not taken into account in determining the amount of the Participant's Gross-Up Payment under the Change in Control Agreement.

       To the extent that the Participant's employment is terminated upon a Change in Control, the provisions of this Section 3.9 shall supersede the provisions of Section 3.8 in determining the treatment of the Participant's benefit under this Plan.

       As used in this Plan, the term "Change in Control" means a Change in Control as defined in the Change in Control Agreement (whether or not such agreement has been terminated or has expired), except that "50%" will be substituted for "20%" in Section 1(b)(iii) of the Change in Control Agreement.

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

                                   SECTION IV
                                   ----------

                         Payment of Retirement Benefits
                         ------------------------------


4.1 Benefits payable in accordance with Section III, except Section 3.5, will commence on the Participant's Normal or Postponed Retirement Date or upon a date determined by the Committee in accordance with Section 3.2. The last payment will be on the first day of the month in which the Participant dies unless he has a Surviving Spouse in accordance with
       Section 3.6.

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                                   SECTION V
                                   ---------

                             Death Benefits Payable
                             ----------------------


5.1 If the Participant dies before Retirement, excluding Disability Retirement, his Surviving Spouse will receive a monthly benefit equal to 50% of the amount of the Participant's monthly benefit determined in accordance with Section 3.1 as if the Participant had retired and commenced receiving a benefit on the first day of the month following the date of his death.

5.2 A surviving Spouse's benefits will be payable monthly, and will commence on the first day of the month following the later of the month in which the Surviving Spouse reaches age 55 or the month in which the Participant dies. The last payment will be on the first day of the month in which the Surviving Spouse dies.

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                                   SECTION VI
                                   ----------

                                 Miscellaneous
                                 -------------


6.1 Nothing contained herein will confer upon the Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with the Participant without regard to the existence of this Plan.

6.2 The Committee shall establish a trust fund to provide for contributions made by the Company to satisfy its obligations to the Participant under this Plan. Except as may be provided in the agreement governing such trust, all assets held in the trust shall be assets of the Company subject to its general creditors.

6.3 To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrance of any kind.

6.4 The Committee may adopt rules and regulations to assist it in the administration of the Plan.

6.5 The Participant shall receive a copy of this Plan and the Committee will make available for inspection by the Participant a copy of the rules and regulations used by the Committee in administering the Plan.

6.6 The Plan will be construed and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Texas, including without limitation, the Texas statute of limitations, but without giving effect to the principles of conflicts of laws of such State.


                                 STERLING COMMERCE, INC.



                              By  /s/ ALBERT K. HOOVER
                                 ------------------------------------------

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